SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): August 16, 1999


                        Fidelity FINANCIAL OF OHIO, INC.
             (Exact name of registrant as specified in its charter)




             OHIO                      0-27868                31-1455721
(State or other jurisdiction    (Commission File No.)   (IRS Employer I.D. No.)
      of incorporation)




                  5535 Glenway Avenue, Cincinnati, Ohio 45238
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:   (513) 922-5959
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Item 5.           Other Events.

         On August 16, 1999, Provident Financial Group, Inc., an Ohio corporation ("PFGI"), The Provident Bank, an Ohio banking corporation and wholly-owned subsidiary of PFGI ("Provident"), Fidelity Financial of Ohio, Inc., an Ohio corporation ("Fidelity"), Fidelity Acquisition Corporation, an Ohio corporation ("FAC") and Centennial Bank, an Ohio savings bank ("Centennial"), entered into an Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit 2 (the "Agreement"). The Agreement provides for the merger of Fidelity with and into PFGI (the "Holding Company Merger"), followed by the merger of Centennial into Provident (the "Bank Merger"). The following summary of some the material terms and conditions of the Agreement is qualified in its entirety by reference to Exhibit 2.

         In accordance with the terms and subject to the conditions of the Agreement, each of the outstanding shares of Fidelity will be canceled and exchanged on the effective date of the Holding Company Merger in consideration and exchange for shares of PFGI. The final exchange ratio shall be determined based on PFGI's ten day average closing price ending on the date upon which the last regulatory approval required to consummate the merger is granted (the "Common Exchange Value"). Fidelity shareholders shall receive $21.00 worth of PFGI common stock if PFGI's average per share price during the pricing period is between $40.00 and $44.50. If the Common Exchange Value is less than $40.00, Fidelity shareholders will receive a fixed exchange ratio of 0.525 shares of PFGI. If the Common Exchange Value is more than $44.50, Fidelity shareholders shall receive a fixed exchange ratio of 0.4719 shares of PFGI. Based on PFGI's closing price of $42.625 on August 13, 1999, Fidelity shareholders would receive
0.4927 shares of PFGI common stock for each Fidelity share.

         On August 16, 1999, there were 9,125,406 shares of Fidelity issued and outstanding and 291,205 shares of Fidelity subject to outstanding options (the "Fidelity Options"). At the effective time of the Holding Company Merger, the unexercised Fidelity Options will be assumed by PFGI and, upon exercise, each holder of Fidelity Options will receive a number of PFGI shares equal to the number of Fidelity shares subject to the Fidelity Option multiplied by the Option Exchange Ratio. The Option Exchange Ratio shall be equal to $21.00 divided by the Common Exchange Value. The per share exercise price of the Fidelity Options after the effective time of the Holding Company Merger will equal the per share exercise price of the Fidelity Options immediately before the closing of the Holding Company Merger divided by the Option Exchange Ratio.

         In connection with the Agreement, PFGI and Fidelity entered into a Stock Option Agreement, dated August 17, 1999, pursuant to which Fidelity granted PFGI an option to purchase up to 1,815,955 shares of Fidelity (subject to adjustment as set forth therein), which represents 19.9% of Fidelity's outstanding shares of common stock, at a purchase price of $15.75 per share (subject to adjustment as set forth therein). The options will become excisable on the occurrence of certain events as specified in the Stock Option Agreement.

         The consummation of the Holding Company Merger is subject to a number of conditions, including, but not limited to the approval of the appropriate


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regulatory agencies and the approval of the requisite numbers of shareholders of
Fidelity. The Agreement may be terminated by the Board of Directors of PFGI or Fidelity if the Holding Company Merger is not consummated on or before June 30, 2000.

Item 7.  Financial Statements and Exhibits.
                  (a) and (b).  Not applicable.
                  (c)      Exhibits.
                           See Index to Exhibits.


































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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        FIDELITY FINANCIAL OF OHIO, INC.



                                        By:/s/ Robert R. Sudbrook
                                           Robert R. Sudbrook,
                                           President and Chief Executive Officer


Date:  August 17, 1999







































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                                INDEX TO EXHIBITS


Exhibit Number                                               Description

       2 Agreement and Plan of Merger, dated August 16, 1999, among Provident Financial Group, Inc., The Provident Bank, Fidelity Financial of Ohio, Inc., Fidelity Acquisition Corporation and Centennial Bank

     99.1               News Release of Provident Financial Group, Inc. dated
                        August 16, 1999






































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